                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          Network General Corporation
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

                             [NETWORK GENERAL LOGO]





                                                                   July __, 1995


Dear Stockholder:

     This year's annual meeting of stockholders will be held on Friday, August 18, 1995 at 11:00 a.m. local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN, AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

     A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Network General's activities over the past year and our plans for the future.

     The Board of Directors and management look forward to seeing you at the annual meeting.

                                             Very truly yours,



                                             LESLIE G. DENEND
                                             PRESIDENT AND
                                             CHIEF EXECUTIVE OFFICER


- - --------------------------------------------------------------------------------
IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD
IN THE ACCOMPANYING POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE
REPRESENTED AT THE MEETING.  IF YOU ATTEND THE MEETING YOU MAY CHOOSE TO VOTE IN
PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.
- - --------------------------------------------------------------------------------

                           NETWORK GENERAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 18, 1995


TO THE STOCKHOLDERS:

     Please take notice that the annual meeting of the stockholders of Network General Corporation, a Delaware corporation (the "Company"), will be held on August 18, 1995, at 11:00 a.m., local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

     1. To elect two Class II directors to hold office for three-year terms and until their respective successors are elected and qualified.

     2.   To consider and vote upon a proposal to amend the Article VI and
          Article IX of the Company's Certificate of Incorporation (the "Certificate") to reduce the affirmative vote of stockholders required to amend or repeal Articles V, VI, VIII and IX of the Certificate and to adopt, amend or repeal any provision of the Bylaws from 80% to 66-2/3%.

     3. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen & Co. as the Company's independent public accountants for the fiscal year ending March 31, 1996.

     4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on June 19, 1995, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the concierge's desk at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

                                   By order of the Board of Directors




                                   JAMES T. RICHARDSON
                                   SECRETARY

Menlo Park, California
July __, 1995

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----


SOLICITATION AND VOTING OF PROXIES . . . . . . . . . . . . . . . . . . . . .   1

INFORMATION ABOUT NETWORK GENERAL. . . . . . . . . . . . . . . . . . . . . .   1
     Stock Ownership of Certain Beneficial Owners and Management . . . . . .   1
     Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

EXECUTIVE COMPENSATION AND OTHER MATTERS . . . . . . . . . . . . . . . . . .   6
     Stock Options Granted During the Fiscal Year Ended March 31, 1995 . . .   8
     Compensation of Directors . . . . . . . . . . . . . . . . . . . . . . .  11
     Employment, Severance and Change in Control Arrangements. . . . . . . .  11
     Certain Transactions with Management. . . . . . . . . . . . . . . . . .  11
     Compliance with Section 16(a) of the Exchange Act.. . . . . . . . . . .  12


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION . . . . . . .  13

COMPARISON OF STOCKHOLDER RETURN . . . . . . . . . . . . . . . . . . . . . .  16

ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE NETWORK GENERAL
CORPORATION CERTIFICATE OF INCORPORATION . . . . . . . . . . . . . . . . . .  18
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Vote Required and Board of Directors' Recommendation. . . . . . . . . .  20


RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. . . . . . . .  21

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING . . . . . . . .  21

TRANSACTION OF OTHER BUSINESS. . . . . . . . . . . . . . . . . . . . . . . .  21

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                           NETWORK GENERAL CORPORATION
                               4200 Bohannon Drive
                          Menlo Park, California  94025


     The accompanying proxy is solicited by the Board of Directors of Network General Corporation, a Delaware corporation ("Network General" or the "Company"), for use at its annual meeting of stockholders to be held on August 18, 1995, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is July __, 1995, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                       SOLICITATION AND VOTING OF PROXIES

     This solicitation of proxies is made on behalf of the Board of Directors of the Company and the cost of soliciting proxies will be borne by the Company.
The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee not to exceed $6,500, plus customary out-of-pocket expenses. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     On June 19, 1995, the Company had outstanding ______________ shares of its Common Stock, par value $0.01 per share, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.


                        INFORMATION ABOUT NETWORK GENERAL

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth as of April 30, 1995 (except as noted in the footnotes to the table), certain information with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of March 31, 1995, as well as former officers of the Company, and (iv) all executive officers and directors of the Company as of April 30, 1995, as a group.

                                                                 PERCENT OF
                                                    AMOUNT     NETWORK GENERAL
                                                  AND NATURE     COMMON STOCK
NAME OF BENEFICIAL OWNER (1)                       OF SHARES     OUTSTANDING
- - ----------------------------                       ---------     -----------
FMR Corp. (2). . . . . . . . . . . . . . . .      1,796,100         8.07%
  82 Devonshire Street
  Boston, MA  02109

Pilgrim Baxter Grieg & Associates. . . . . .      1,587,800         7.14
  1255 Drummer Lane, Suite 200
  Wayne, PA  19087

Harry J. Saal (3). . . . . . . . . . . . . .      1,160,000         5.21

Leonard J. Shustek . . . . . . . . . . . . .      1,169,114         5.26

AIM Capital Management . . . . . . . . . . .      1,124,300         5.05
  P.O. Box 4333
  Houston, TX  77210

Charles J. Abbe (4). . . . . . . . . . . . .          6,333            *

Leslie G. Denend (5) . . . . . . . . . . . .         98,722            *

Gregory M. Gallo (6) . . . . . . . . . . . .         41,000            *

Howard Frank (7) . . . . . . . . . . . . . .         40,000            *

Laurence R. Hootnick (8) . . . . . . . . . .         31,000            *

Janet L. Hyland. . . . . . . . . . . . . . .              0            *

Richard H. Lewis (9) . . . . . . . . . . . .          9,046            *

James T. Richardson (10) . . . . . . . . . .         24,166            *

Michael H. Kremer (11) . . . . . . . . . . .         13,321            *

Karen J. Willem (12) . . . . . . . . . . . .          2,666            *

James L. Pante (13). . . . . . . . . . . . .              0            *

Bruce Fram (14). . . . . . . . . . . . . . .         11,333            *

All executive officers and
directors as a group (12 persons) (15) . . .      2,592,702        11.65%
                                                  ---------        -----

*         Less than 1%

(1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless

                                        2
          otherwise indicated, the business address of each of the beneficial owners listed is 4200 Bohannon Drive, Menlo Park, California 94025.

(2) Based on a Schedule 13G filed by FMR Corp. ("FMR") with the Securities and Exchange Commission (the "SEC") on February 9, 1995, FMR Corp. beneficially owns 1,796,100 shares of the common stock of Network General Corporation. This number includes 1,671,400 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment advisor to various investment companies and funds, and 124,700 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts and other funds.

          The ownership of one investment company, Fidelity Magellan Fund, amounted to 1,173,600 shares of common stock of Network General Corporation.

          FMR Corp. has sole voting power with respect to 123,000 shares and sole dispositive power with respect to 1,796,100 shares.

(3) Does not include shares held by Dr. Shustek on behalf of Dr. Saal's children or shares held directly by the children.

(4) Includes 5,833 shares subject to options exercisable within 60 days of April 30, 1995.

(5) Includes 97,083 shares subject to options exercisable within 60 days of April 30, 1995.

(6) Includes 1,000 shares held by the Gallo Family Trust, for which Mr. Gallo and his wife are trustees, and 40,000 shares subject to options exercisable within 60 days of April 30, 1995.

(7) Includes 40,000 shares subject to options exercisable within 60 days of April 30, 1995.

(8) Includes 1,000 shares held by the Laurence R. Hootnick Trust dated 4/22/76, for which Mr. Hootnick and his wife are trustees, and 30,000 shares subject to options exercisable within 60 days of April 30, 1995.

(9) Includes 3,833 shares subject to options exercisable within 60 days of April 30, 1995 and 200 shares owned in joint tenancy by Mr. Lewis' wife and mother-in-law.

(10) Includes 24,166 shares subject to options exercisable within 60 days of April 30, 1995.

(11) Includes 12,166 shares subject to options exercisable within 60 days of April 30, 1995.

(12) Includes 2,666 shares subject to options exercisable within 60 days of April 30, 1995.

(13) Based on a Form 4 filed with the SEC for the month of August 1994. Mr. Pante ceased to be an executive officer of the Company in April 1994.

(14) Includes 11,333 shares subject to options exercisable within 60 days of April 30, 1995. Mr. Fram ceased to be an executive officer of the Company in August 1994.

(15) Includes 253,081 shares subject to options exercisable within 60 days of April 30, 1995, but does not include shares held by Bruce Fram or James L. Pante.

MANAGEMENT.

          DIRECTORS. This section sets forth for the current directors, including the Class II nominees to be elected at this meeting, information concerning their age and background.

                            POSITION                                                                 DIRECTOR
NAME                    WITH THE COMPANY                                                    AGE       SINCE
- - ----                    ----------------                                                    ---      --------
CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS:

Harry J. Saal           Chairman of the Board and Director                                   51      1986

Howard Frank            Director                                                             54      1991

Charles J. Abbe         Director                                                             54      1994

CLASS II NOMINEES FOR ELECTION AT THE 1995 ANNUAL MEETING OF STOCKHOLDERS:

Gregory M. Gallo        Director                                                             53      1989

Janet L. Hyland         Director                                                             39      1995

CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS:

Leslie G. Denend        President, Chief Executive Officer                                   54      1993
                        and Director

Laurence R. Hootnick    Director                                                             53     1989


     Dr. Saal, a founder of the Company, has served as President of Smart Valley, Inc., a trade association involved with establishing the information superhighway, since September 1993. He served as President and Chief Executive Officer of the Company from its inception in May 1986 until June 1993, and has served as Chairman of the Board of Directors since inception. He was also the Company's Chief Financial Officer from May 1986 until November 1987. Dr. Saal is also a director of Personal Computer Products, Inc. and serves as a director of several privately-held companies and non-profit associations.

     Mr. Frank was elected a director of the Company in September 1991. Since January 1985, Mr. Frank has served as President of Howard Frank Associates, a consulting company. Since May 1990, Mr. Frank has served as a Senior Fellow at the Wharton School of Business. From September 1987 until July 1991, Mr. Frank also served as Chairman of the Board of Directors of Network Management, Inc.

     Mr. Abbe was elected a director of Network General in April 1994. He has served as Senior Vice President, Corporate Development of Raychem Corporation, an electronics components company, since August 1993 and previously served in various other management capacities for Raychem from September 1989 through August 1993. Prior to joining Raychem, Mr. Abbe was a director-partner at McKinsey & Company, a management consulting company, from June 1982 to September 1989.

     Ms. Hyland was elected by the Board of Directors of the Company to become a director in June 1995. Since January 1995, she has served as the President and sole proprietor of eMagine, a consulting firm. Ms. Hyland served as the Director of Network Strategy Research of Forrester Research, Inc., a technology research firm, from November 1990 to December 1994. Prior to that time, from May 1985 to November 1990, Ms. Hyland served as the Networks Market Development Manager of Digital Equipment Corp.

     Mr. Gallo was elected a director of the Company in April 1989. He is a member of Gray Cary Ware & Freidenrich, A Professional Corporation, the Company's outside legal counsel, where he has been employed since 1973. He is also a director of Maxtor Corporation and General Magic, Inc.

     Mr. Denend was elected a director of the Company in June 1993. Mr. Denend is the President and Chief Executive Officer of the Company and has held those positions since June 1993. He was also the Company's Senior Vice President of Products from February 1993 to June 1993. Prior to joining Network General, he was President of Vitalink, a manufacturer of internetworking products, from November 1990 to December 1992. From January 1989 to October 1990, Mr. Denend served in a variety of positions at 3Com Corporation, a global data networking company, most recently as Executive Vice President for Product Operations. From August 1983 to January 1989, he was a principal with McKinsey & Company, a management consulting firm. Mr. Denend is also a director of Rational Software Inc., a software company.

     Mr. Hootnick was elected a director of Network General in April 1989.
Since May 1995, Mr. Hootnick has served as a self-employed consultant. From August 1994 to May 1995 Mr. Hootnick served as the Chief Operation Officer of NetManage, Inc., a software company. From May 1991 to August 1994, Mr. Hootnick served as President and Chief Executive Officer of Maxtor Corporation. He was employed by Intel Corporation from 1973 until 1991, most recently as Senior Vice President.

     MEETINGS OF THE BOARD OF DIRECTORS. During the fiscal year ended March 31, 1995, the Board of Directors of the Company held eight (8) meetings. During that period the Audit Committee of the Board held four (4) meetings, the Compensation Committee of the Board held ten (10) meetings, and the Nominating Committee of the Board held one (1) meeting. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and all of the committees of the Board on which such director was serving held during that period.

     The members of the Audit Committee at various times during the fiscal year ended March 31, 1995, were Messrs. Hootnick, Frank and Gallo. The functions of the Audit Committee include: recommending to the Board, subject to stockholder approval, the retention of independent public accountants; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; reviewing the independence of the Company's independent public accountants; approving all assignments to be performed by the Company's independent public accountants; and instructing the Company's independent public accountants, as deemed appropriate, to undertake special assignments.

     The members of the Compensation Committee at various times during the fiscal year ended March 31, 1995 were Messrs. Hootnick, Frank, Abbe and Gallo, although Mr. Gallo resigned in April 1994. The Compensation Committee reviews and determines the salary and bonus criteria of all of the Company's officers. For additional information about the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS" below.

     The members of the Nominating Committee during the fiscal year ended
March 31, 1995 were Messrs. Saal, Shustek, Abbe and Gallo. The Nominating Committee considers and recommends action to the Board regarding nominations to the Board of Directors. Pursuant to the Company's Bylaws, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors if such nomination is received by the Secretary of the Company not less than 120 calendar days in advance of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of March 31, 1995, as well as two former officers of the Company, whose total salary and incentive compensation for the fiscal year ended March 31, 1995 exceeded $100,000, for services in all capacities to the Company, during the fiscal years ended
March 31, 1995, March 31, 1994, and March 31, 1993:


                           SUMMARY COMPENSATION TABLE

                                                                      Annual                 Long Term
                                                                   Compensation            Compensation
                                                             ------------------------    ----------------
   Name and Principal                             Fiscal                                                       All Other
        Position                                   Year       Salary(1)     Bonus(2)     Options (Shares)   Compensation(3)
- - -------------------------                         ------     ----------     ---------    ----------------   ---------------
Leslie G. Denend                                   1995       $265,008      $190,598          50,000            $7,043
President/Chief Executive                          1994        220,292       148,594         200,000(4)          2,936
Officer                                            1993         33,000         2,750         100,000(5)

Richard H. Lewis                                   1995        243,113        35,623          23,000            45,863
Senior Vice President,                             1994        177,347        31,595          40,000(6)          9,838
Worldwide Field                                    1993        153,076        11,080          49,000(7)          6,913
Operations

James T. Richardson                                1995        184,808        74,523          85,000            39,032
Senior Vice President                              1994             --            --              --                --
and Chief Financial Officer                        1993             --            --              --                --

Michael H. Kremer                                  1995        138,333        59,756          28,000             1,251
Vice President of                                  1994        100,987        23,653          30,000(8)          1,191
Engineering                                        1993         28,439           ---          15,000               356

Karen J. Willem                                    1995        125,000        46,186          16,000             1,966
Vice President and                                 1994        106,046        35,276          11,668             1,900
Controller                                         1993         89,985        22,686           6,666             1,606

FORMER OFFICERS:

James L. Pante(9)                                  1995        203,127         7,247              --           119,600
Former Vice President,                             1994        183,739        32,060          10,000(10)        73,441
European Operations                                1993        206,114         5,505          40,000            58,369

Bruce Fram(11)                                     1995        204,350        30,561          16,000             2,098
Former Vice President of                           1994        114,450        41,850          50,000             1,893
Asia Pacific                                       1993        102,500         6,835           6,666             1,640

- - -------------------------
(1) Includes commissions earned for Mr. Lewis of $93,113, $58,597 and $68,276, for Mr. Pante of $4,667, $48,746 and $77,631, and for Mr. Fram of $109,350,
     $0 and $0, in fiscal 1995, 1994, and 1993, respectively.

(2) Bonuses are based on performance. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."


                                        6

(3) Amounts include 401(k) employer matching funds, car allowance, payment for attendance at Presidents Club, payment of expatriate taxes, relocation expenses and certain living and travel expenses. Mr. Denend's amounts include 401(k) employer matching funds in fiscal 1995 and 1994 of $2,451 and $2,936, respectively and payments for attendance at Presidents Club in fiscal 1995 of $4,592. Mr. Lewis' amounts include 401(k) employer matching funds in fiscal 1995, 1994 and 1993 of $2,295, $2,273 and $2,113, respectively; car allowance of $4,800 in each of fiscal 1995, 1994 and 1993; payment for attendance at Presidents Club in fiscal 1995 and 1994 of $3,030 and $2,765, respectively; and payment of certain living and travel expenses in fiscal 1995 of $35,739. Mr. Richardson's amounts include 401(k) employer matching funds in fiscal 1995 of $750; and payment of certain living and travel expenses in fiscal 1995 of $38,282. Mr. Kremer's amounts include 401(k) employer matching funds in fiscal 1995, 1994 and 1993 of $1,251, $1,191, and $356, respectively. Ms. Willem's amounts include 401(k) employer matching funds in fiscal 1995, 1994, and 1993 of $1,966, $1,900, and $1,606, respectively. Mr. Pante's amounts include 401(k) employer matching funds in fiscal 1995, 1994 and 1993 of $1,800, $2,191 and $2,160, respectively; payment of expatriate taxes in fiscal 1995 and 1994 of $111,964 and $71,250, respectively; and relocation expenses in fiscal 1995 and 1993 of $5,835 and $56,209, respectively. Mr. Fram's amounts include 401(k) employer matching funds in fiscal 1995, 1994 and 1993 of $2,098, $1,893, and $1,640 respectively.

(4) Includes an option to purchase 100,000 shares granted on June 21, 1993, replacing and thus eliminating an option for an identical number of shares granted in fiscal 1993.

(5) Represents an option to purchase 100,000 shares that was repriced and thus eliminated on June 21, 1993. See footnote 4 above.

(6) Includes an option to purchase 12,000 shares granted on June 21, 1993, replacing and eliminating an option for an identical number of shares granted in fiscal 1993.

(7) Includes an option to purchase 12,000 shares that was repriced on June 21, 1993 and an option to purchase 37,000 shares granted on August 21, 1992 that replaced and eliminated an option for an identical number of shares granted in 1990. See footnote 6 above.

(8) Includes an option to purchase 15,000 shares granted on June 21, 1993, replacing and eliminating an option for an identical number of shares granted in fiscal 1993.

(9)  In April 1994, Mr. Pante ceased to be an executive officer of Network
     General.

(10) Includes an option to purchase 10,000 shares granted on June 21, 1993, replacing and eliminating an option for an identical number of shares granted in fiscal 1993.

(11) In August 1994, Mr. Fram ceased to be an executive officer of Network General.

STOCK OPTIONS GRANTED DURING THE FISCAL YEAR ENDED MARCH 31, 1995.

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 1995, to the persons named in the Summary Compensation Table:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         Potential Realizable Value
                                                                                                           at Assumed Annual Rates
                                                                                                         of Stock Price Appreciation
                           Individual Grants in Last Fiscal Year                                             for Option Term(1)
- - -----------------------------------------------------------------------------------------------------    ---------------------------
                                                               % of Total
                                                                 Options
                                                               Granted to
                                                 Options        Employees
                                                 Granted        in Fiscal     Exercise     Expiration
                                                (Shares)          Year        (Price)(3)      Date            5%            10%
   Name                                            (2)
- - -----------------------------------------------------------------------------------------------------    ---------------------------
Leslie G. Denend                                 50,000           2.98%        $19.00       10/19/04       $597,450     $1,514,055

Richard H. Lewis                                 23,000           1.37          19.00       10/19/04        274,827        696,465

James T. Richardson                              80,000           4.76         17.375         4/5/04        874,164      2,215,302
                                                  5,000           0.29          19.00       10/19/04         59,745        151,406

Michael H. Kremer                                28,000           1.67          19.00       10/19/04        334,572        847,871

Karen J. Willem                                  16,000           0.95          19.00       10/19/04        191,184        484,498

James L. Pante                                       --             --             --             --             --             --

Bruce Fram                                       16,000           0.95          19.00       10/19/04        191,184        484,498

- - ---------------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $17.375 in 1995 would yield profits of $10.93 at 5% appreciation over 10 years, or $27.69 per share at 10% appreciation over the same period. One share of stock purchased at $19.00 in 1995 would yield profits of $ 11.95 at 5% appreciation over 10 years, or $30.28 per share at 10% appreciation over the same period.

(2) Options granted prior to July 19, 1993 under the Company's 1989 Stock Option Plan generally vest either over, or at the end of, a three year period from the date of grant and are exercisable only to the extent vested. Initial grants of such options to new hires and new officers generally vest over a three year period at the rate of one-third on each anniversary of the date of grant for each full year of the optionee's continuous employment with the Company. Subsequent grants generally vest fully at the end of a three year period from the date of grant. After July 19, 1993, initial grants for new hires and initial grants for new officers generally vest at the rate of one-quarter at the end of one year, and then 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company until fully vested at the end of four years. Subsequent option grants generally vest monthly at a rate of 1/48 per month for each full month of the optionee's continuous employment with the Company until full vested at the end of four


                                        8

     years. Under the 1989 Stock Option Plan, the Board retains discretion to modify the terms of outstanding options, subject to the provisions of that plan. For additional information regarding options, see "Employment, Severance and Change of Control Arrangements" below.

(3)  All options were granted at market value on the date of grant.

OPTION EXERCISES AND YEAR-END VALUES FOR THE FISCAL YEAR ENDED MARCH 31, 1995.

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended
March 31, 1995, and unexercised options held as of March 31, 1995, by the persons named in the Summary Compensation Table.


                      AGGREGATE OPTION EXERCISES AND FISCAL
                                 YEAR-END VALUES


- - -------------------------------------------------------------------------------------------------------------------------------
                                                              Number of Unexercised              Value of Unexercised In-the-
                             Shares                            Options at 3/31/95                  Money Options at 3/31/95(3)
                           Acquired on      Value       ---------------------------------      --------------------------------
 Name                       Exercise     Realized(1)     Exercisable(2)     Unexercisable      Exercisable(3)     Unexercisable
- - -------------------------------------------------------------------------------------------------------------------------------
Leslie G. Denend              5,000       $ 88,750           62,708            182,292           $1,051,039        $2,902,087

Richard H. Lewis             11,000        168,250            2,395             97,605               22,753         1,446,498

James T. Richardson              --             --              520             84,480                4,940           932,560
Michael H. Kremer             5,000         44,375            5,416             47,584               58,327           585,173

Karen J. Willem              17,000        158,375            1,666             32,668               15,827           471,598
James L. Pante               45,000        565,813               --                 --                   --                --

Bruce Fram                   25,333        328,505           10,333             61,000              125,664           740,331


- - -------------------------
(1)  Values realized by the optionee prior to the payment of taxes.

(2) Company stock options granted in fiscal 1995 generally vest either over a four year period from the date of grant, and are exercisable only to the extent vested. See also "OPTION GRANTS IN LAST FISCAL YEAR" table.

(3) The value of the unexercised in-the-money options is based on the closing sales price of the Company's Common Stock on March 31, 1995 ($28.50/share).

COMPENSATION OF DIRECTORS.

     During the fiscal year ended March 31, 1995, the Company's non-employee directors received $1,000 for each meeting of the Board of Directors they attended, $500 for each committee meeting they attended and a $1,000 per month retainer. Non-employee directors who travel more than four hours to attend Board meetings receive an additional $2,000 per meeting. The Company's non-employee directors also received options under the Company's 1989 Outside Directors Stock Option Plan (the "Directors Plan"). Since November 1, 1993, an option to purchase 20,000 shares of Common Stock has been granted upon a non-employee director's initial eligibility under the Directors Plan, with an additional option to purchase 5,000 shares granted at the completion of each year of service. Mr. Frank is also reimbursed for out-of-pocket travel expenses related to Board meetings. The Company's directors who are also officers of the Company did not receive any compensation for their services as members of the Board of Directors.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS.

     Options granted to officers of Network General under its 1989 Stock Option Plan (the "Option Plan") will become immediately exercisable and vested under certain circumstances, as explained below, upon a "change of control" as defined under the Option Plan. In the event of a transfer of control of Network General, the Board shall provide that the unexercisable and/or unvested portions of any outstanding option shall become immediately exercisable and vested as of a date prior to the transfer of control if the acquiring or successor corporation does not elect to either assume the options or provide substitute options for such outstanding options. Any outstanding options which are not exercised, assumed or replaced will terminate effective as of the date of the transfer of control.

     Since the beginning of fiscal 1994, the Company has entered into agreements with several former officers of the Company in connection with their resignation as officers of the Company. The Company has entered into such agreements with Valerie Lasker and James L. Pante in April 1994 and June 1994, respectively. These agreements provide for continued payment of salary, continued provision of the Company's standard health and life insurance and other benefits and continued or accelerated vesting of stock options for a period of time after their resignation as officers of the Company. Pursuant to these agreements, Mr. Pante and Ms. Lasker receive $17,917 per month (for 8 months) and $11,677 per month (for 12 months), respectively, in continued salary after their resignation as officers of the Company.

     In April 1994, the Company entered into employment agreements with three key executive officers: Leslie G. Denend, James T. Richardson and Richard H. Lewis. These agreements provide that, in the event the officer is terminated, including a "constructive termination" by demoting or reducing the salary of the officer, within two years after a "change of control" of the Company, the officer would be entitled to continued salary, bonus and commission payments and immediate acceleration of all options to purchase shares of the Company's Common Stock granted to that officer prior to the "change of control." In the event of such termination, Mr. Denend would be entitled to continuation of his salary, bonus and commission payments until the date two years after such termination; the remaining officers would be entitled to such continuation until the date one year after such termination (respectively, the "Severance Periods"). Each executive would be entitled to continued medical coverage by the Company during the Severance Period, unless the executive is covered by another employer's group health plan.

CERTAIN TRANSACTIONS WITH MANAGEMENT.

     The Company entered into employment agreements with Messrs. Denend, Richardson and Lewis in April 1994, which have certain provisions that become effective upon a change of control, as set forth in "Employment, Severance and Change in Control Arrangements."

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock were complied with, except that one transaction that should have been reported on a statement of changes in beneficial ownership for Edward Snyder was not timely reported; one statement of changes in beneficial ownership reporting three related transactions for James Pante was not timely filed; the initial indirect holdings of Richard Lewis were not correctly reported on his initial statement of beneficial ownership or on the corresponding annual statement of beneficial ownership; and one transaction effected indirectly by Mr. Lewis was not timely reported on a statement of changes in beneficial ownership or the corresponding annual statement of beneficial ownership.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     During fiscal 1995, the Compensation Committee (the "Committee") was comprised of four non-employee directors of the Board of Directors, Messrs. Hootnick, Frank, Abbe and Gallo. Mr. Gallo resigned from the Committee in April 1994. The Committee is responsible for setting and administering policies governing compensation of executive officers. The Committee reviews the performance and compensation levels for executive officers, and sets salary and bonus levels and makes option grants under the Company's Option Plan.

COMPENSATION POLICIES GENERALLY

     The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, participation in the Company's profit sharing plan, executive officer bonuses and stock options to achieve these goals. The Company's Human Resources staff provides the Committee with compensation surveys which are obtained from compensation consultants and other data to enable the Committee to compare the Company's compensation package with that of similarly-sized high technology companies in the Company's geographic area.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company has considered the amendments to Section 162(m) of the Internal Revenue Code, as amended (the "Code"), and related proposed regulations of the Internal Revenue Service that restrict the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and each of the four other most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exemption under the statute or proposed regulations. The Committee concluded in June 1994 that it would be advisable to establish certain restrictions on the granting of options under the Option Plan to enable compensation recognized in connection with the exercise of options to qualify for exemption from the deductibility limitation as "performance-based compensation." These restrictions were approved at the 1994 Annual Meeting of Stockholders. The Committee does not believe that other components of the Company's compensation in the aggregate will be likely to exceed $1,000,000 for any executive officer in any year in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMPONENTS

     Salaries are set for each executive officer with reference to a range of salaries for comparable positions among high technology companies of similar size and location. Annual salary adjustments take into account individual executive officers' achievements during the prior fiscal year towards key Company-wide objectives set annually by the Board of Directors, as well as the executive officers' performance of their individual responsibilities. In fiscal 1994, the Company's sales exceeded $100 million for the first time. As a result, the Compensation Committee surveyed comparable companies with sales of $100 million to $200 million and the Committee set executive officer base salaries for fiscal 1995 at approximately the median of salaries for similar positions among comparable companies. Consistent with this policy, the Committee approved an increase in the base salary of Leslie G. Denend, its President and Chief Executive Officer, to maintain it at approximately the average level of salaries for chief executive officers in similarly-sized high technology companies in the Company's geographic proximity, based on a recently completed survey by the Company's compensation consultants. Because the Company's sales revenues have continued to increase, the Committee expects that the base salaries will increase toward 75% of salaries for similar positions at comparable companies.

     Cash incentive compensation is provided through participation in the Company's profit sharing plan and the executive bonus plan. In accordance with the Committee's goal to have a substantial overall proportion of executive compensation as variable compensation based on Company performance, in fiscal 1995, variable compensation for executive officers other than the Chief Executive Officer through these plans was targeted at approximately one-fifth to one-third of executive officer total cash compensation if predetermined corporate targets and objectives were achieved. The Committee compares the Company's operating profits (excluding profit sharing) to the Company's operating plan semi-annually, and distributes a comparable percentage of a predetermined bonus pool to all employees, including executive officers, through the Company's profit sharing plan.

     The Committee also determines distributions to executive officers under the executive bonus plan on a semi-annual basis. The Committee determines the total amount of the semi-annual bonus with reference to a predetermined bonus pool, with half of the bonus awarded based on the Committee's analysis of the Company's achievement of corporate earnings per share targets, which must exceed fiscal 1994 earnings per share in order for the executives to be eligible to receive the half of their bonus based on Company performance, and Company-wide objectives set annually by the Board of Directors. In fiscal 1995, the primary Company-wide objective was operating profits, and other Company-wide objectives were revenue from the Distributed Sniffer System monitoring product line, international revenue, operating expenses and new product introductions. The other half of the bonus pool is based on the achievement of individual officer objectives. The bonuses are allocated among the individual executive officers with reference to responsibilities, performance and goal achievement of individual executive officers. During fiscal 1995 the Committee determined that the Company met or exceeded its corporate targets and Company-wide objectives and the Committee evaluated the achievements of individual officer goals. Consistent with this policy, Mr. Denend received an aggregate 1995 bonus of 113% of his target bonus because, in the Committee's determination, the Company met or exceeded its corporate targets and Company-wide objectives and the Committee determined that Mr. Denend had significant responsibility for the Company's performance, and met or exceeded his individual objectives. Bonuses to executive officers (not including officers who left the Company during the year) under the bonus plan ranged from 110 to 125% of bonuses targeted under the plan, except that one person who is no longer an executive officer received 76% of his target bonuses.

     The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. Initial equity grants to executive officers are subject to four year vesting. The size of the initial grant has been determined with reference to comparable equity compensation offered by similarly-sized high technology companies for similar positions, the responsibilities and expected future contributions of the executive officer, as well as recruitment considerations. The Committee has awarded thereafter a refresher grant annually. In determining the size of refresher grants the Committee has considered the individual executive officers' performance during the previous fiscal year and expected contributions during the coming year, as well as the relative position and responsibilities of each executive officer and previous option grants to such executive officers. Generally, refresher option grants vest monthly over a four year period from the date of grant. The Committee believes that refresher options have provided strong incentives for executive officers to remain with the Company.

     In light of this policy, the Committee also considered the grant of new stock options to Mr. Denend and concluded that it was advisable to grant
Mr. Denend further equity compensation to provide additional strong incentives tied to the Company's performance and stockholder value. Therefore in October 1994, after a review of the average option grant to CEOs of similarly sized companies with similar capitalization, the Committee approved the grant to Mr. Denend of an option to purchase an additional 50,000 shares, subject to four year vesting, which the Committee believed would provide Mr. Denend with equity incentives comparable to those of CEOs in similar companies.

EMPLOYMENT AGREEMENTS

     In April 1994, the Committee considered methods to incentivize senior management to maximize stockholder value. The Committee determined that agreements with severance provisions triggered under certain circumstances following a change of control would encourage management to remain with the Company during the negotiation of a merger, providing both the strongest possible negotiating team and strong management to make a successful transition, and would allow management to negotiate the terms of a merger without being distracted by concerns over the loss of their personal livelihood. Accordingly, the Committee authorized the Company to enter into employment agreements with severance provisions with the Chief Executive Officer and certain other executive officers who would be critical in negotiating the terms of any merger and in the transition after a merger. See "Employment, Severance and Change in Control Arrangements."


COMPENSATION COMMITTEE

Laurence R. Hootnick
Howard Frank
Charles J. Abbe

                        COMPARISON OF STOCKHOLDER RETURN


     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's ("NGC") Common Stock with the cumulative total return of the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("NASDAQ") and the Hambrecht & Quist Index for Technology Companies ("H&Q") for the period commencing on March 30, 1990(1) and ending on March 31, 1995.(1)

          COMPARISON OF CUMULATIVE TOTAL RETURN FROM MARCH 30, 1990(1)
                           THROUGH MARCH 31, 1995:(2)


                                     [GRAPH]


             3/30/90(2)     3/29/91        3/31/92        3/31/93        3/31/94        3/31/95
             -------        -------        -------        -------        -------        -------
NGC          $100.00        $ 68.68        $149.48        $ 95.99        $144.47        $230.28
NASDAQ       $100.00        $114.62        $146.11        $167.89        $181.25        $202.03
H&Q          $100.00        $115.07        $135.44        $148.58        $166.03        $212.57

(1) The Company's fiscal year ends on March 31. March 30, 1990 was the last trading day in fiscal 1990, and March 29, 1991 was the last trading day in fiscal 1991.

(2) Assumes that $100.00 was invested in the Company's Common Stock and each index on March 30, 1990 at the closing sales price of the Company's Common Stock and each index and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              ELECTION OF DIRECTORS

     Network General has a classified Board of Directors consisting of three Class I directors (Harry J. Saal, Howard Frank and Charles J. Abbe), three Class II directors (Janet L. Hyland, Gregory M. Gallo and Leonard J. Shustek, who will be retiring from the Board of Directors and will not be standing for re-election), and two Class III directors (Leslie G. Denend and Laurence R. Hootnick) who will serve until the annual meetings of stockholders to be held in 1997, 1995 and 1996, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

     The terms of the Class II directors will expire on the date of the upcoming annual meeting. Effective immediately prior to the 1995 Annual Meeting of Stockholders, Class II will be reduced in size to two directors, and the Board of Directors shall consist of seven directors. Accordingly, two persons are to be elected to serve as Class II directors of the Board of Directors at the meeting. Leonard Shustek's term as a Class II director expires immediately prior to the date of the 1995 Annual Meeting of Stockholders, and Mr. Shustek is not standing for reelection because of other commitments. Management's nominees for election by the stockholders to those two positions are Gregory M. Gallo and Janet L. Hyland both of whom are current Class II members of the Board of Directors. Please see "INFORMATION ABOUT NETWORK GENERAL--Management" above for information concerning the nominees. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 1998 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

     If a quorum is present and voting, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

          APPROVAL OF AMENDMENT AND RESTATEMENT OF THE NETWORK GENERAL
                    CORPORATION CERTIFICATE OF INCORPORATION

GENERAL

     The Company's Certificate of Incorporation, as currently in effect (the "Certificate"), provides that the affirmative vote of the holders of at least eighty percent (80%) of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal Articles V, VI, VIII and IX of the Certificate (as described below). In addition, Article VI of the Certificate and Article IX of the Company's Bylaws prescribe a similar 80% affirmative stockholder vote requirement for the adoption, amendment or repeal of any provision of the Company's Bylaws by the stockholders. Collectively, these provisions are referred to as the "Supermajority Voting Requirements."

     The Board of Directors has unanimously approved amendments to the Company's Certificate set forth in EXHIBIT A to revise and reduce the foregoing Supermajority Voting Requirements to provide that the affirmative vote of at least 66-2/3% of the then-outstanding shares is required to amend or repeal the above-specified Articles of the Certificate or for the stockholders to adopt, amend or repeal any provision of the Bylaws. The Board of Directors has also amended Article IX of the Bylaws to reduce the Supermajority Voting Requirements in Article IX from 80% to 66-2/3%, effective upon the filing of the Restated Certificate of Incorporation (the "Restated Certificate"). This amendment of the Bylaws does not require stockholder approval.

REASONS FOR THE AMENDMENT AND RESTATEMENT

     The Board of Directors believes that it is in the best interests of the Company and its stockholders to reduce the Supermajority Voting Requirements from 80% to 66-2/3%. Some institutional investors have investment policies which restrict their investment in companies with anti-takeover provisions that require greater than 66-2/3% of the outstanding shares to vote in favor of amendment or repeal of their charter documents. The Board of Directors believes that reducing the voting requirement from 80% to 66-2/3% may therefore increase the Company's attractiveness to such institutional investors and therefore lead to a broader stockholder base.

     The Board of Directors proposes to restate the Certificate, rather than simply amend the provisions setting forth the Supermajority Voting Requirements, in order to integrate into a single instrument all of the provisions of its Certificate which are currently in effect and operative, as well as to implement the proposed amendment.

EFFECT OF AMENDMENT

     The Supermajority Voting Requirements apply to any amendment or repeal of the provisions of the Certificate (contained in Articles VI, VIII and IX) and Bylaws described in paragraphs (i) through (vi) under "Anti-Takeover Provisions" below. In addition, the Supermajority Voting Requirements apply to Article V of the Company's Certificate, which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation law, as currently in effect. If this proposal is approved, the Supermajority Voting Requirements will be reduced from 80% to 66-2/3%.

     Following the proposed amendment, Articles V, VI, VIII and IX of the Certificate and the Bylaws could be amended with the approval of at least 66-2/3% (rather than 80%) or more of the combined voting power of the stockholders. As of April 30, 1995, directors and executive officers of the Company, as a group, had an aggregate beneficial ownership of approximately 11.65% of the outstanding shares of the Company's Common Stock (including, as if outstanding, shares that directors and officers could obtain by exercise of options exercisable within sixty days of April 30, 1995). See "Stock Ownership of Certain Beneficial Owners and Management." Thus, even after the proposed amendment, if management voted together against any proposal subject to the Supermajority Voting Requirements, management might be able to obstruct the adoption of such a proposal even if the proposal were desired by the holders of a majority of the shares.

ANTI-TAKEOVER PROVISIONS

     As permitted by Delaware law, the Company has adopted certain measures, described below, designed to make the corporation less vulnerable to a hostile takeover bid. The Company is also governed by certain provisions of Delaware law related to business combinations. For example, Section 203 of the Delaware General Corporation Law ("Section 203") prevents an "Interested Stockholder" of a corporation (generally defined to mean any beneficial owner of more than 15% of the corporation's voting stock) from engaging in any "business combination" (as defined in Section 203) with the corporation for a period of three years following the date on which such Interested Stockholder became an Interested Stockholder, subject to certain exceptions. The Board of Directors of the Company has also adopted a stock purchase rights plan which entitles each stockholder of the Company other than an acquiror to purchase stock in the Company or an acquiror of the Company at a discounted price in the event of certain hostile efforts to acquire control of the Company. The Company is not aware of any proposed attempt to acquire control of the Company.

     These various measures have the principal purpose and effect of making it more difficult for an entity to effect an acquisition of the Company without the cooperation of the Board. The Board believes that the remaining anti-takeover measures still afford significant benefit to the Company and therefore should be maintained, with the reduced Supermajority Voting Requirements as proposed. Provisions which will continue under the Restated Certificate and Bylaws and which are designed to deter such hostile takeover attempts include the following:

     (i) maintaining a classified Board, permitting the number of directors to be fixed only by the directors, permitting vacancies on the Board to be filled only by the directors and allowing removal of directors only for cause and only if approved by a majority of the outstanding shares;

     (ii) eliminating the right of stockholders to take action except at a meeting of stockholders;

     (iii) eliminating the right of stockholders to call a special meeting of stockholders;

     (iv) requiring advance notice of stockholder nominations for directors and of stockholder proposals for business to be brought before annual or special stockholders' meetings;

     (v) permitting the Board of Directors to consider factors other than price in evaluating a tender or exchange offer or other business combination; and

     (vi) permitting amendment of certain provisions of the Certificate of Incorporation and any provision of the Bylaws only by a vote of 66-2/3% (or a vote of 80%, if the proposed amendment is not approved) of the combined voting power of the stockholders, or, with respect to the Bylaws, also by a vote of the directors.

     The Board of Directors is also authorized to provide for the issuance of shares of Preferred Stock in series, to establish the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereon.

     OTHER ANTI-TAKEOVER MEASURES. In addition to the above takeover deterrents, the Company's 1989 Stock Option Plan and certain employment agreements with key executive officers have provisions that may triggered by, or upon the occurrence of certain events after, a "change of control." See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Employment, Severance and Change in Control Arrangements."

     The Board believes that, in order to attract additional institutional investors and to provide additional flexibility for the Company to be able to amend or repeal the provisions subject to the Supermajority Voting Requirements in the future, the Supermajority Voting Requirements should be reduced from the current requirement of 80% to 66-2/3%.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of eighty percent (80%) of the outstanding shares of common stock of the Company, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will have the same effect as a negative vote.

     The Board of Directors believes that the proposed amendment to the Certificate set forth as EXHIBIT A is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND AND RESTATE THE COMPANY'S CERTIFICATE OF INCORPORATION TO REDUCE THE VOTING STOCK OF THE COMPANY REQUIRED TO AMEND OR REPEAL ARTICLES V, VI, VIII AND IX OF THE CERTIFICATE FROM 80% TO 66-2/3% AND TO ALLOW 66-2/3% OF THE VOTING STOCK TO ADOPT, AMEND OR REPEAL THE BYLAWS OF THE COMPANY.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Arthur Andersen & Co. as the independent public accountants to audit the financial statements of the Company for the fiscal year ending March 31, 1996. Arthur Andersen & Co. has acted in such capacity since its appointment in fiscal year 1987. A representative of Arthur Andersen & Co. is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1996.


                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 4200 Bohannon Drive, Menlo Park, California 94025, no later than March 6, 1996, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.


                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors



                                             JAMES T. RICHARDSON
                                             SECRETARY

July __, 1995

                                    EXHIBIT A

            AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION:

     If the proposal to amend and restate the Company's Certificate of Incorporation is adopted, Articles VI and IX of the Certificate will be amended to read in full as follows:

     "SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

               1. The number of directors shall initially be five and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the annual meeting of stockholders held in 1991, the term of office of the second class to expire at the annual meeting of stockholders held in 1992 and the term of office of the third class to expire at the annual meeting of stockholders held in 1993. At each annual meeting of stockholders following such initial classification and election, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

               2. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorship resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, through less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors ("Voting Stock") voting together as a single class.

               4. The Board of Directors is expressly empowered to adopt, amend, or repeal the Bylaws of the Corporation. Any adoption, amendment, or repeal of the Bylaws of the Corporation by the Board of Directors will require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders will also have power to adopt, amend, or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Stockholders shall require, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class.

               5. Special meetings of stockholders of the Corporation may be called only (a) by the Board of Directors or (b) by the President of the Corporation.

               6. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

               7. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon them by statute or by this Certificate of Incorporation or by the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, to the provisions of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders or the directors; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made."

                                  *     *     *

     "NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at lease sixty-six and two-thirds percent
(66 2/3%) of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH or Article EIGHTH."

                           NETWORK GENERAL CORPORATION
                               4200 BOHANNON DRIVE
                              MENLO PARK, CA  94025


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Leslie G. Denend and James T. Richardson as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Network General Corporation held of record by the undersigned on June 19, 1995, at the Annual Meeting of Stockholders to be held on August 18, 1995, or any adjournment thereof.






                  (Continued and to be signed on reverse side.)

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

 / /  __________________                __________________
      ACCOUNT NUMBER                    COMMON
- - --------------------------------------------------------------------------------

 1.  ELECTION OF CLASS II DIRECTORS

 / /  FOR nominees listed    / /  WITHHOLD AUTHORITY   (INSTRUCTION: TO WITHHOLD
 below (except as marked     to vote for nominees      AUTHORITY TO VOTE FOR
 to the contrary below)      listed below              NOMINEE, WRITE NOMINEE'S
                                                       NAME IN THE SPACE
                                                       PROVIDED BELOW)


  Gregory M. Gallo                                     _________________________
  Janet L. Hyland

- - --------------------------------------------------------------------------------

 2. TO AMEND ARTICLE VI AND ARTICLE IX OF THE NETWORK GENERAL CORPORATION CERTIFICATE OF INCORPORATION TO REDUCE THE AFFIRMATIVE VOTE OF STOCKHOLDERS REQUIRED (i) TO AMEND OR REPEAL ARTICLES V, VI, VIII AND IX OF THE CERTIFICATE AND (ii) TO ADOPT, AMEND OR REPEAL ANY PROVISION OF THE BYLAWS FROM 80% TO
 66 2/3%.


 FOR                               AGAINST                            ABSTAIN

 / /                                 / /                                / /

- - --------------------------------------------------------------------------------

 3. TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1996.


 FOR                               AGAINST                            ABSTAIN

 / /                                 / /                                / /

- - --------------------------------------------------------------------------------

 4. AT THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

- - --------------------------------------------------------------------------------

                                        Please sign exactly as name appears to
                                        the left. When shares are held in joint tenancy, all of such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        Dated: ___________________, 1995


                                        ___________________________________
                                        Signature


                                        ___________________________________
                                        Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS TAKEN THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------